AMENDMENT

TO

FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 1st day of January, 2024, by and between Mason Street Advisors, LLC (the “Adviser”) and Pacific Investment Management Company LLC (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Fourth Amended and Restated Investment Sub-Advisory Agreement dated November 30, 2022 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Long-Term U.S. Government Bond Portfolio and Multi-Sector Bond Portfolio (each, a “Portfolio” and collectively, the “Portfolios”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. That portion of Schedule A to the Agreement that relates to the Multi-Sector Bond Portfolio shall be modified by deleting the text set forth therein and replacing it with the text set forth on Schedule A-2 attached to this Amendment, the content of which is hereby incorporated herein by this reference. Schedule A-2 is exclusive to the Multi-Sector Bond Portfolio. Schedule A dated November 30, 2022, shall now be referred to as Schedule A-1, and is now exclusive to the Long-Term U.S. Government Bond Portfolio.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC	MASON STREET ADVISORS, LLC

By:	By:

Name: Robert Young	Name: Bonnie L. Tomczak
Title: Managing Director	Title: President

SCHEDULE A-2 TO

FOURTH AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

DATED NOVEMBER 30, 2023

Fee Effective: On or about January 1, 2024 (subject to regulatory review)

Portfolio	Fee
Multi-Sector Bond Portfolio	First $500 Million: 0.45% of average daily net assets Over $500 Million: 0.35% of average daily net assets